Exhibit 10.3
Cleco Group LLC
Cleco Corporate Holdings LLC
Cleco Power LLC
Board of Managers Services Agreement

This Board of Managers Services Agreement (the “Agreement”), dated            , 2016, is entered into by and among Cleco Group LLC, a Delaware limited liability company, Cleco Corporate Holdings LLC, a Louisiana limited liability company and Cleco Power LLC, a Louisiana limited liability company (each a “Company” and collectively, the “Companies”), and Bruce Wainer (“Manager”).
WHEREAS, the Companies desire to retain the services of the Manager as a member of each Company’s Board of Managers (each, a “Board” and together, the “Boards”) for the benefit of Companies; and
WHEREAS, the Manager desires to serve on each of the Boards for the period of time and subject to the terms and conditions set forth herein;
NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1.Board Duties.  Manager agrees to provide services to the Companies as an independent member of each of the Boards and attend all regularly scheduled Board and Board committee meetings. It is expected that Manager will serve in the same capacity on each Board. For example, if a Manager is the chair of the Audit Committee of Cleco Power LLC, s/he will also be the chair of the Audit Committee of the other two companies as well. In addition, Manager shall, for so long as s/he remains a member of the Boards, meet with the Companies upon request, at dates and times mutually agreeable to Manager and the Companies, to discuss any matter involving the Companies, which involves or may involve issues of which Manager has knowledge and cooperate in the review, defense or prosecution of such matters. Manager acknowledges and agrees that the Companies may rely upon Manager’s business expertise and that such requests may require additional time and efforts in addition to Manager’s regularly scheduled meetings as a member of the Boards. Manager represents and warrants that the services to be performed under this Agreement shall be carried out in a competent and professional manner, and that s/he shall exercise due skill and care in the performance of her/his duties. The Boards are expected to meet approximately four to six times per year and the Manager should expect to participate in a reasonable number of telephonic meetings as required. Manager will notify the Companies promptly if s/he is subpoenaed or otherwise served with legal process in any matter involving the Companies. Manager will notify the Companies if any third party or attorney who is not representing the Companies contacts or attempts to contact Manager (other than Manager’s own legal counsel) to obtain information that in any way relates to the Companies, and Manager will not discuss any of these matters with any such third party or attorney without first so notifying the Companies and providing the Companies with an opportunity to have its attorney present during any meeting or conversation with any such other attorney.

2.Compensation.   As compensation for the services provided herein, each Company shall pay Manager one-third of the amounts due to Manager in accordance with Schedule 1 of this Agreement, pro-rated for any partial quarter, and payable quarterly in arrears or otherwise in accordance with the Companies’ policies as long as Manager continues to fulfill his/her duties and provide the services set forth above.

3.Term. This Agreement shall be effective beginning on the date hereof and continue through April 30, 2017. This Agreement shall automatically terminate at midnight on April 30, 2017, unless each Board determines, prior to the termination of such term, to renew this Agreement and the Manager concurs. Notwithstanding the foregoing, the Companies shall have the right to terminate this Agreement and Manager’s service on the Boards at any time, at which time Manager will be paid in accordance with Section 2 for her/his pro-rated service during the prior calendar quarter and for her/his outstanding reimbursable costs and expenses.

4.Expenses.  The Company shall reimburse Manager for reasonable out-of-pocket expenses incurred in connection with discharging her/his duties as a Board member. Any additional expenses shall be pre-approved by the President or Chief Executive Officer of the Companies and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.

5.Indemnification. To the fullest extent permitted under law and in accordance with the Companies’ organizational documents, the Companies agree to indemnify and hold harmless the Manager from and against any and all losses, claims, causes of action, injuries, damages, costs and/or expenses, including attorney’s fees and disbursements, arising from third party claims against the Manager arising from or related to her/his performance of her/his duties under this Agreement, except to the extent such claims arise or are attributable to Manager’s breach of any provision of this Agreement, wilful misconduct or gross negligence. The Companies agree to obtain reasonable Directors & Officers liability insurance covering the Manager.

6.Cooperation.  In the event of any claim or litigation against the Companies and/or Manager based upon any alleged conduct, acts or omissions of Manager during the tenure of Manager as a Board member of the Companies, whether known or unknown, threatened or not as of the time of this writing, the Companies will cooperate with Manager and provide to Manager such information and documents as are necessary and reasonably requested by Manager or her/his counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction.

7.Status of Director.  Manager’s membership on the Boards shall be at the election and pleasure of the members of the Companies in accordance with their respective organizational documents. Membership on the Boards shall require adherence to board member conduct policies adopted by the Boards and the continued independence of the Manager from the Companies and their respective owners. The Manager may voluntarily resign her/his position on the Boards at any time and without penalty or liability of any kind, subject to Section 2 above. This Agreement does not create an employee/employer relationship between the Companies (or any of their parent companies, affiliated or related entities) and Manager. It is expressly agreed and intended that Manager is acting as an independent contractor in performing her/his services hereunder, and under no circumstances shall Manager be deemed an employee of the Companies (or any of its parent companies, affiliated or related entities).

8.Confidentiality.  Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law or regulation, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof. Manager’s relationship with the Companies creates a relationship of confidence and trust between Manager and the Companies (and their affiliates). Manager shall keep in confidence and trust all such information deemed to be confidential, and will not use or disclose any such information except as directed by the Companies.

9.Other Relationships. The Companies acknowledge that the Manager may provide services of the type contemplated by this Agreement to others, and that, subject to the provisions of Section 8 (Confidentiality) of this Agreement, nothing contained in this Agreement will be construed to limit or restrict the Manager in providing those services to others. However, to ensure that the Companies are able to take any action required as a result of Manager’s service on the board of directors or any board committee of other entities, including but not limited to making any required filings with or obtaining consent from the Federal Energy Regulatory Commission, Manager agrees to provide the Companies with thirty days’ notice of his or her intent to join the board of directors or any committee of another entity.

10.Governing Law/Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of laws principles. BOTH PARTIES IRREVOCABLY WAIVE ANY RIGHT TO JURY TRIAL.

[Signature page follows]

In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

Cleco Group LLC

By:	By:

Name:	Name:

Title:	Title:

Cleco Corporate Holding LLC

By:	By:

Name:	Name:

Title:	Title:

Cleco Power LLC

By:

Name:

MANAGER

Date

Schedule 1 - Independent Director Compensation

Independent director compensation	Annual	Per quarter
Base compensation - each independent director	$130,000	$32,500
Additional compensation if a Committee Chair	$20,000	$5,000
Additional compensation if Board Chair	$50,000	$12,500